UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On September 27, 2013, Barnes Group Inc. (the “Company”) entered into a second amendment to its fifth amended and restated revolving credit agreement (the “Amended Credit Agreement”) with certain participating banks and financial institutions. Bank of America, N.A. continues to act as Administrative Agent for the lenders. The Amended Credit Agreement extends the maturity date to September 27, 2018 (with the option to extend such maturity date for an additional year, subject to certain conditions); adds a new foreign subsidiary borrower, Blitz 13-446 GmbH (“Barnes Germany”); maintains the borrowing availability of the Company, Barnes Germany, Barnes Group Switzerland GmbH (“Barnes Switzerland”), and Barnes Luxembourg (No. 1) S.à r.l. (“Barnes Luxembourg”, and together with the Company, Barnes Germany and Barnes Switzerland, the “Borrowers”) at $750,000,000 and adds an accordion feature to increase such amount to $1,000,000,000; and amends various financial and restrictive covenants, described in more detail below. The Company may exercise the accordion feature upon request to the Administrative Agent as long as an event of default has not occurred or is continuing. Borrowings by Barnes Germany, Barnes Switzerland and Barnes Luxembourg will be guaranteed by the Company, and Barnes Germany, Barnes Switzerland and Barnes Luxembourg will each guarantee the borrowings of the other entities (other than the Company). Pursuant to the Amended Credit Agreement, the Company is to pay a facility fee, calculated on the full amount of the borrowing facility, at a rate ranging from 0.15% to 0.30%, depending on the Company's leverage ratio at the end of each fiscal quarter.

The Borrowers' borrowing capacity is limited by various debt covenants in the Amended Credit Agreement. The Amended Credit Agreement requires the Company to maintain a ratio of Consolidated Senior Debt to EBITDA of not more than 3.25 times at the end of each fiscal quarter, a ratio of Consolidated Total Debt to EBITDA of not more than 4.00 times at the end of each fiscal quarter, and a ratio of Consolidated EBITDA to Consolidated Cash Interest Expense of not less than 4.25 times at the end of each fiscal quarter; provided that in connection with certain permitted acquisitions with aggregate consideration in excess of $150,000,000, the Consolidated Senior Debt to EBITDA ratio and the Consolidated Total Debt to EBITDA ratio are permitted to increase to 3.50 times and 4.25 times, respectively, for a period of the four fiscal quarters ending after the closing of the acquisition.

The Amended Credit Agreement provides for customary events of default (subject in certain cases to customary grace and cure periods), which include non-payment, breach of covenants in the Amended Credit Agreement, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Administrative Agent or Lenders holding more than 50% of the outstanding principal amount of the then-outstanding loans may declare the principal of and accrued but unpaid interest on the outstanding loans to be due and payable.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2013	BARNES GROUP INC.
(Registrant)

	By:	/s/ Christopher J. Stephens, Jr.
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer

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